Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of August 17, 2006 (the “Effective Date”), by and between Interleukin Genetics, Inc. a Delaware corporation (“Employer” or the “Company”), and Timothy J. Richerson, an individual (“Employee”).

RECITALS

A.            Employer desires to obtain the benefit of the services of Employee and Employee desires to render such services to Employer.

B.            The Board of Directors of Employer (the “Board”) has determined that it is in Employer’s best interest to employ Employee and to provide certain benefits to Employee.

C.            Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

1.             Term.  Subject to the terms hereof, the Employee’s employment hereunder will commence on the Effective Date and will continue until the third anniversary thereof (the “Initial Term”), provided that on the third and each subsequent anniversary of the Effective Date, the term of the Employee’s employment hereunder will be automatically extended for an additional period of one year (each a “Subsequent Term”) unless either the Employee or the Employer has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice was given not less than thirty (30) days prior to the relevant anniversary of the Effective Date.  The Initial Term and any Subsequent Term are referred to herein collectively as the “Term.”

2.             Employment of Employee.

(a)           Specific Positions.  Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will employ Employee and Employee will serve as an employee of Employer.  Employee shall have the title and perform the duties set forth on Exhibit A hereto and such other reasonable, usual and customary duties of such office as may be delegated to Employee from time to time by the Board or its designee, subject always to the policies as reasonably determined from time to time by the Board or such designee.

(b)           Promotion of Employer’s Business.  During the Term, Employee shall not engage in any business competitive with Employer.  Employee agrees to devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer’s interests; provided, however, that Employee shall not be precluded from devoting reasonable quantities of time required to managing his personal investments or participation in charitable or community service activities so long as such activities do not materially interfere with the regular performance of his duties under this Agreement.  Except as set forth on Exhibit B hereto, Employee represents that he is not currently a director (or similar position) of any other entity and is not employed by or providing consulting services to any other person or entity, and Employee agrees to refrain from undertaking any such position or engagement without the prior written approval of the Board; provided, however, that Employee may continue to serve as a director for the entities listed on Exhibit B along with the boards of any other charitable institutions, community service organizations or any entity in which Employee has a material financial investment, to the extent that such service does not create any conflicts, ethical or otherwise, with Employee’s responsibilities to the Company and that Employee’s time commitments in the aggregate do not unreasonably interfere with his fulfillment of his responsibilities hereunder, as determined in the reasonable discretion of the Board.

(c)           Location.  Employee may continue to reside in his current location in Florida, provided that Employee engage in the travel required to fulfill his duties and obligations to Employer; provided, further, that the Employer shall provide teleconferencing and/or videoconferencing facilities when reasonable and appropriate in order to reduce the amount of travel required of Employee.

3.             Salary.  Employer shall pay to Employee during the term of this Agreement a base salary (“Base Salary”) of $300,000 per year, payable in substantially equal installments in accordance with the Employer’s payroll practices as in effect from time to time.  The Employer will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which the Employee participates.  The Base Salary may be increased (but not decreased without Employee’s consent) annually at the Employer’s sole discretion.

4.             Bonus/Stock Grant.

(a)           Bonus.

(i)            In addition to the Base Salary, for each fiscal year during which Employee is employed for the entire year, Employee shall also be eligible to receive a discretionary annual “Bonus” of up to 40% of his Base Salary.  The amount of the Bonus to be awarded to Employee shall be determined by the Board (or a committee thereof) in its sole discretion, with consideration of the Employee’s achievement of individual and company goals established by the Board (or its designee) within ninety (90) days of the beginning of each fiscal year.

(ii)           For fiscal year 2006, Employee shall be eligible to receive a discretionary annual bonus of up to 40% of the Base Salary earned by Employee in 2006.  The amount of the bonus to be awarded to Employee for fiscal year 2006 shall be determined by the Board (or a committee thereof) in its sole discretion, with consideration of the Employee’s achievement of individual and company goals established by the Board within sixty (60) days of the Effective Date.

(b)           Stock Grant.

(i)            Employer will grant to Employee as of the Effective Date 12,500 fully-vested shares of Employer’s common stock.

(ii)           On the day before each of the first, second, and third anniversaries of the Effective Date, subject to Employee’s continued employment with Employer as of the date of grant, Employer will grant to Employee 12,500 fully-vested shares of Employer’s common stock.

(iii)          Except as otherwise expressly provided in this Agreement, any stock granted to Employee shall be subject to the terms and conditions set forth in the agreements entered into by Employee and Employer governing such stock grants and Employer’s 2004 Employee, Director and Consultant Stock Plan (“Stock Plan”) or any successor or replacement plan thereto.

(c)           Additional Equity Incentives.  Employee shall be eligible to participate in Employer’s 2004 Employee, Director and Consultant Stock Plan.  Additional awards thereunder shall be made from time to time by the Board (or its designee) in its sole discretion.

5.             Benefits.

(a)           Fringe Benefits.  During Employee’s employment by Employer under this Agreement, Employee shall be eligible for participation in the medical, disability, life and other insurance plans and such other similar benefits available to other executive employees.  Employee recognizes that nothing herein requires the Company to maintain any benefit plan or program.  Employee’s participation in any benefit plan is governed by the applicable plan documents.  Employee will receive a monthly automobile allowance of $600.00.

(b)           Reimbursements.  During Employee’s employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of, or in the service of, Employer provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.

(c)           Vacation.  During Employee’s employment with Employer hereunder, Employee shall be entitled to an annual vacation leave of four (4) weeks at full pay, which shall be accrued, adjusted and administered in accordance with the vacation policy generally applicable to employees of the Employer.

6.             Termination.

(a)           Definition of Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Employee’s Base Salary that has accrued prior to any termination of Employee’s employment with the Company and has not yet been paid; (ii) the Bonus awarded by the Board to Employee for the most recently completed fiscal year, if not already paid (the amount of which shall have been determined in accordance with Section 4(a) above); (iii) to the extent required by law and the Company’s policy, an amount equal to the value of Employee’s accrued unused vacation days; and (iv) the amount of any expenses properly incurred by Employee on behalf of the Company prior to any such termination and not yet reimbursed. Employee’s entitlement to any other compensation or benefit under any plan or policy of the Company shall be governed by and determined in accordance with the terms of such plans or policies, except as otherwise specified in this Agreement.

(b)           Termination for Cause.  Employer shall have the right, exercisable immediately upon written notice, to terminate Employee’s employment for “Cause.”

(i)            Definition of Cause.  As used herein, “Cause” means any of the following: (A) habitual drunkenness under the influence of alcohol by Employee or illegal use of narcotics; (B) Employee is convicted by a court of competent jurisdiction, or pleads “no contest” to, a felony or any other conduct of a criminal nature (other than minor traffic violations) by Employee; (C) Employee engages in fraud, embezzlement, or any other illegal conduct; (D) Employee imparts confidential information relating to Employer or its business to competitors or to other third parties other than in the course of carrying out Employee’s duties; (E) Employee refuses to perform his duties hereunder or otherwise breaches any covenant, warranty or representation of this Agreement or Employee’s Non-Disclosure and Confidentiality Agreement, and, except for any conduct described in clauses (A) through (D) of this Section 6(b)(i), fails to cure such breach (if such breach is then capable of being cured) within ten (10) business days following written notice thereof specifying in reasonable detail the nature of such breach, or if such breach is not capable of being cured in such time, a cure shall not have been diligently initiated within such ten (10) business day period.

(ii)           Effect of Termination.  Upon termination in accordance with this Section 6(b), Employee shall be entitled to no further compensation hereunder other than the Accrued Obligations.  Employer’s exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

(c)           Voluntary Termination.  Employee may terminate his employment at any time by giving no less than thirty (30) days’ written notice to Employer.

(i)            No Reason.  Upon termination in accordance with this Section 6(c), except as otherwise provided in Section 6(c)(ii), below, Employee shall be entitled to no further compensation hereunder other than the Accrued Obligations.

(ii)           Good Reason.  Notwithstanding anything to the contrary in Section 6(c)(i) above, if Employee terminates his employment under this Section 6(c) for Good Reason (as defined below), Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in Section 6(g) below. As used herein, “Good Reason” means any of the following: (A) the assignment to Employee of duties materially inconsistent with the duties customarily associated with the Employee’s title or with other employees of Employer in like positions, where Employee provides written notice to Employer within six (6) months of such assignment that such duties are materially inconsistent with his title or those duties of similarly situated employees and Employer fails to release Employee from his obligation to perform such inconsistent duties within twenty (20) business days after Employer’s receipt of such notice; (B) a breach by Employer of its material obligations set forth in this Agreement, which has not been cured within fifteen (15)

business days after written notice of such noncompliance has been given by Employee to Employer, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Employer within such fifteen (15) business day period; or (C) a change in the principal location at which you are required to perform your duties hereunder by more than 50 miles from both the current location at which you perform such duties and your primary residence as of the date of this agreement, without your prior written consent;

(d)           Termination Due to Death.  This Agreement shall automatically terminate upon the death of Employee.  Upon termination in accordance with this Section 6(d), Employee’s estate shall be entitled to no further compensation hereunder other than the Accrued Obligations.

(e)           Termination Due to Disability.  Employer may terminate Employee’s employment upon written notice to Employee due to Employee’s Disability.  “Disability” shall mean (A) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.  A determination of Disability shall be made in good faith by a majority vote of the Board, based on the opinion of one or more physicians reasonably and mutually agreed to by the Employee and the Company.  If Employee is so terminated by Employer pursuant to this Section 6(e) during the Term, then, in addition to payment of the Accrued Obligations, Employer shall (i) pay to Employee the Base Salary, and (ii) pursuant to COBRA, provide the same health insurance benefits to which Employee was entitled hereunder, in each case (i.e., the Base Salary and health insurance benefits), until the earlier to occur of (A) the expiration of the remaining portion of the Term, or (B) the expiration of the six (6) month period commencing on the date Employee is terminated.  Employer may make such payments in accordance with its regular payroll schedule or in a single lump sum payment in its sole discretion.

(f)            Termination Upon Cessation of Business.  Employer shall have the right to immediately terminate Employee’s employment under this Agreement upon a “Cessation of Business.”  For purposes of this Agreement, a “Cessation of Business” shall mean Employer’s ceasing to operate in the ordinary course of business, whether by dissolution, liquidation, sale of assets, consolidation, merger or otherwise, in connection with, pursuant to or arising out of a good faith determination by the Board that the continuing operation of the business in its ordinary course is reasonably likely to render Employer unable to meet its liabilities as they mature.  If Employee is so terminated by Employer pursuant to this Section 6(f) during the Term, then, in addition to payment of the Accrued Obligations, Employer shall (i) pay to Employee the Base Salary, and (ii) pursuant to COBRA, provide the same health insurance benefits to which Employee was entitled hereunder, in each case (i.e., the Base Salary and health insurance benefits), until the earlier to occur of (A) the expiration of the remaining portion of the Term, or (B) the expiration of the three (3) month period commencing on the date Employee is terminated. Employer may make such payments in accordance with its regular payroll schedule or in a single lump sum payment in its sole discretion.

(g)           Termination Without Cause.  Employer shall have the right, exercisable upon 30 days’ prior written notice, to terminate Employee’s employment under this Agreement for any reason other than set forth in Sections 6(b), (d) and (e) above, at any time during the Term.  If Employee is so terminated by Employer pursuant to this Section 6(g) during the Term, then, in addition to payment of the Accrued Obligations, Employer shall (i) pay to Employee the Base Salary, and (ii) provide the same health insurance benefits, pursuant to COBRA, at the Company’s expense, to which Employee was entitled at the time of the termination, in each case (i.e., the Base Salary and health insurance benefits pursuant to COBRA), until the earlier to occur of (A) the expiration of the remaining portion of the Term, or (B) the expiration of the eighteen (18) month period commencing on the date Employee is terminated. Employer may make such payments in accordance with its regular payroll schedule or in a single lump sum payment in its sole discretion.  In addition, all unvested common stock that has been granted to Employee by the Board shall immediately and fully vest as of the date of termination.

(h)           Release of Claims/Board Resignation.  The Company shall not be obligated to pay Employee any of the compensation or provide Employee any of the benefits set forth in Section 6 (other than the Accrued Obligations) unless and until Employee has (i) executed a timely separation agreement in a form reasonably acceptable to the Company, which shall include a release of claims against the Company and may include provisions regarding mutual non-disparagement and confidentiality; and (ii) if holding any position on the Board, resigned such position, if so requested by the Chairman of the Board or a majority of the Board.

(i)            No Other Payments or Benefits Owing.  The payments and benefits set forth in this Section 6 shall be the sole amounts owing to Employee as separation pay upon termination of Employee’s employment.  Employee shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits, except as may otherwise be set forth in this Agreement or other Company plan documents with respect to plans in which Employee is a participant.

(j)            Compliance with Code Section 409A.  Notwithstanding any other provision with respect to the timing of payments under Section 6, if, at the time of Employee’s termination, Employee is deemed to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto (“Code Section 409A”), of the Company, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Employee may become entitled under Section 6 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Employee under the terms of Section 6.

7.             Change In Control.

(a)           Definition of “Change in Control”.  “Change in Control” of the Company as used in this Agreement shall mean the following, but only to the extent it is interpreted in a manner consistent with the meaning of “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Code Section 409A, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A:  (i) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (ii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(b)           Notwithstanding anything herein to the contrary, in the event of a Change of Control, all common stock granted to Employee by the Company which has not previously vested shall immediately and fully vest.

8.             Publicity.  During the Term and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, originate or participate in the origination of any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto, to Employee’s employment hereunder or to the Company, without the prior written approval of the Company.

9.             Restrictive Covenants.

(a)           Non-Competition.  In consideration of the benefits of this Agreement, including Employee’s access to and limited use of proprietary and confidential information of the Company, as well as training, education and experience provided to Employee by the Company directly and/or as a result of work projects assigned by the Company with respect thereto, Employee hereby covenants and agrees that during the Term and for a period of twelve (12) months following termination of Employee’s employment, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages anywhere in the world in any business activity which is competitive to current business activities in which the Company participates during Employee’s employment with the Company, or take any action in preparation to do any of the foregoing; provided, however, the foregoing shall not, in any event, prohibit Employee from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts a business in competition with the business of the Company, so long as Employee does not participate in any way in the management, operation or control of such entity.  It is further recognized and agreed that, even though an activity may not be restricted under the foregoing provision, Employee shall not during the Term and for a period of twelve (12)

months following termination of his employment, regardless of how such termination may be brought about, provide any services to any person or entity which may be used against, or is or may be in conflict with the interests of, the Company or its customers or clients.

(b)           Confidentiality.  Employee agrees to execute the Non-Disclosure and Confidentiality Agreement attached hereto as Exhibit C and agrees to fulfill his obligations thereunder.

(c)           Customer Lists; Non-Solicitation.  In consideration of the benefits of this Agreement, including Employee’s access to and limited use of proprietary and confidential information of the Company, as well as training, education and experience provided to Employee by the Company directly and/or as a result of work projects assigned by the Company with respect thereto, Employee hereby further covenants and agrees that for a period of twelve (12) months following the termination of Employee’s employment, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, (i) use or make known to any person or entity the names or addresses of any clients or customers of the Company or any other information pertaining to them, (ii) call on for the purpose of competing, solicit, take away or attempt to call on, solicit or take away any clients or customers of the Company on whom Employee called or with whom he became acquainted during his employment with the Company, nor (iii) recruit or attempt to recruit or hire or attempt to hire any employees of the Company.

(d)           Judicial Reformation.  Employee acknowledges that, given the nature of the Company’s business, the covenants contained in Section 9 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of the Company’s business and to protect its legitimate business interests.  If, however, Section 9 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

(e)           Affiliates.  When used in this Section 9, the term “Company” includes the Employer and all affiliates, parents, and subsidiaries of the Employer.

10.           Insurance.  Employee shall be entitled to the same rights to coverage under the Company’s Directors and Officers Liability Insurance policies as they may exist from time to time to the same extent as other officers of the Company.

11.           Miscellaneous.

(a)           Withholdings.  All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.

(b)           Taxation.  Employee acknowledges and agrees that Employer does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A.  Employer and Employee agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto; provided, that no such amendment shall increase the total financial obligation of Employer under this Agreement.

(c)           Succession.  This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns.  The obligations and duties of Employee hereunder shall be personal and not assignable.

(d)           Notices.  Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested.  Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing.  Notices to the Company shall be sent to the Company’s Chairman or to such other Company representative as the Company may specify in writing.

(e)           Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter.

(f)            Headings.  The headings of Sections herein are used for convenience only and shall not affect the meaning of contents hereof.

(g)           Waiver; Amendment.  No provision hereof may be waived except by a written agreement signed by the waiving party.  The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition.  This Agreement may be amended only by a written agreement signed by the parties hereto.

(h)           Severability.  If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect.  In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

(i)            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

(j)            Arbitration.  Except for the provisions of Sections 8 and 9 with regard to which the Company expressly reserves the right to petition a court directly for injunctive or other relief, any dispute arising out of or relating to this Agreement, or the breach, termination or the validity hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  THE ARBITRATOR OR ARBITRATORS ARE NOT EMPOWERED TO AWARD DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT WITNESS FEES) AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO RECOVER SUCH DAMAGES (INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES) IN ANY FORUM.  The arbitrator or arbitrators may award equitable relief in those circumstances where monetary damages would be inadequate.  The arbitrator or arbitrators shall be required to follow the applicable law as set forth in the governing law section of this Agreement.  The arbitrator or arbitrators shall award reasonable attorneys fees and costs of arbitration to the prevailing party in such arbitration.

(k)           Equitable Relief.  In the event of a breach or a threatened breach by Employee of any of the provisions contained in Sections 8 or 9 of this Agreement, Employee acknowledges that the Company will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law.  Accordingly, the Company shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual, without having to post bond.  The foregoing shall be in addition to and without prejudice to any other rights that the Company may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

(l)            Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first set forth above.

INTERLEUKIN GENETICS, INC.		TIMOTHY J. RICHERSON

BY:	/s/ Kenneth S. Kornman	/s/ Timothy J. Richerson
Name:	Kenneth S. Kornman
Title:	President and Chief Executive Officer

EXHIBIT A

DESCRIPTION OF JOB

Title:

Chief Executive Officer

Duties and Responsibilities:

•      Reports to the Board of Directors.

•      Serves as Employer’s principal executive officer, with overall responsibility for all of Employer’s business and activities, including finance, strategy and operations.

•      Implements Employer’s strategic goals and objectives.

•      Provides direction and leadership toward the achievement of the Company’s philosophy, mission and strategy, and its annual goals and objectives.